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                                                                     Exhibit (j)

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the incorporation by reference of our report dated October 21, 2009 on the financial statements and financial highlights of the Columbia Diversified Bond Fund (formerly RiverSource Diversified Bond Fund) of the RiverSource Diversified Income Series, Inc. included in the annual report for the fiscal year ended August 31, 2009 incorporated by reference in the Statement of Additional Information in this Post-Effective Amendment No. 66 to the Registration Statement (Form N-1A, No. 2-51586) of the RiverSource Diversified Income Series, Inc. as filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
September 22, 2010